Newport Entertainment Group, Inc.
8550 West Desert Inn Ste. 103-182
Las Vegas, NV 89117

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 30,000,000shares (the “Securities”) of Common Stock, par value $0.001per share (the “Common Stock”), of Newport Entertainment Group, Inc., a Nevada corporation (the “Company”), I, as President and Deputy General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, the Securities have been validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Nevada, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

With your approval, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and to the reference to me under the heading “Validity of the Common Stock” in the Prospectus.

Very truly yours,

/s/ J. Wade Mezey

J. Wade Mezey